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                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF HOGAN & HARTSON L.L.P.]



                                June 30, 1999

Board of Directors
Westernbank Puerto Rico
19 West McKinley Street
Mayaguez, Puerto Rico  00680

Gentlemen/Ladies:

         This opinion is being delivered to you in accordance with Section 4.01(c) of the Amended and Restated Plan of Merger and Reorganization (the "Agreement"), dated as of June 15, 1999, by and among Westernbank Puerto Rico (the "Bank"), a commercial bank organized under the laws of the Commonwealth of Puerto Rico, and W Holding Company, Inc. ("Holding"), a corporation organized under the laws of the Commonwealth of Puerto Rico and a wholly owned subsidiary of the Bank, and, upon organization, Western Interim Bank ("Interim Bank"), an interim commercial bank organized as a wholly owned subsidiary of Holding under the laws of the Commonwealth of Puerto Rico for the sole purpose of consummating the transactions provided for in the Agreement. Pursuant to the Agreement, Interim Bank will be merged with and into the Bank (the "Merger").

         In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"), including the Proxy Statement/Prospectus of the Bank; (3) representations and certifications made to us by the Bank and Holding as to matters of fact; (4) such other instruments and documents related to the formation, organization and operation of the Bank, Holding and Interim Bank or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. 1/


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1/   All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless



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Westernbank Puerto Rico
June 30, 1999
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                            The Proposed Transaction

         Based solely upon our review of the documents set forth above, and upon such information as the Bank, Holding and Interim Bank have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

         The Bank is a publicly owned full service commercial bank that provides a wide range of financial services for retail and institutional clients. Holding is a corporation formed to serve as a bank holding company after the merger and, therefore, has no prior operating history. Interim Bank will be established as a commercial bank solely for the purpose of accomplishing the Merger described below.

         Because it is believed that a holding company structure will permit greater flexibility to the Bank in meeting the financial needs of its customers and will provide a vehicle for growth and potential diversification, it is proposed that pursuant to the Agreement and the laws of the Commonwealth of Puerto Rico, Interim Bank merge with and into the Bank. Interim Bank's separate corporate existence will cease and the Bank will be the surviving entity (the "Continuing Bank"). As the Continuing Bank, the Bank will succeed to all of the assets and liabilities of Interim Bank under Section 15 of the Banking Law.

         By virtue of the Merger, each Bank Common Share issued and outstanding immediately prior to the Effective Date will be converted into a Holding Common Share, each Bank Series A Preferred Share issued and outstanding immediately prior to the Effective Date will converted into a Holding Series A Preferred Share and each share of Bank's series B preferred stock ("Bank Series B Preferred Shares") issued and outstanding immediately prior to the Effective Date will be converted into a share of Holding series B preferred stock ("Holding Series B Preferred Shares"). On the Effective Date, each outstanding option to purchase Bank Common Shares under the Bank's stock option plans will be assumed by Holding. Holders of Dissenting Shares will be entitled to receive the value of the Bank Common Shares and/or Bank Series A Preferred Shares and/or Holding Series B Preferred Shares held by such stockholders as provided by Section


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otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the
"Code").


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Westernbank Puerto Rico
June 30, 1999
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15(i) of the Banking Law. No fractional shares or cash in lieu of fractional shares will be issued in the Merger.

                         Assumptions and Representations

         In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

         1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         2. The Merger will be consummated in accordance with the Agreement.

         3. All factual representations made to us by the Bank and Holding are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of the Bank, Holding and Interim Bank will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

         Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes Holding will be treated as a "corporation" within the meaning of Section 367(a) of the Code and thus that the Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code with respect to the exchange by holders of Bank
Common

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Westernbank Puerto Rico
June 30, 1999
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Shares, Bank Series A Preferred Shares and Bank Series B Preferred Shares,
respectively, other than United States stockholders who own 5 percent or more of either the total voting power or the total value of the Bank's Common Shares, for Holding Common Shares, Holding Series A Preferred Shares and Holding Series B Preferred Shares. The exchange by the Bank's stockholders of the Bank's common stock and preferred stock, respectively, for the holding company's common stock and preferred stock will not be a taxable transaction for purposes of the Code, other than with respect to United States Stockholders who own 5 percent or more of either the total voting power or the total value of the Bank Common Shares. United States stockholders who own 5 percent or more of either the total voting power or the total value of the Bank Common Shares and who are Puerto Rico resident individuals for the entire taxable year in which the Merger occurs will be able to exclude from gross income for federal income tax purposes any gain from the exchange of the Bank Common Shares for Holding Common Shares. United States stockholders who are not Puerto Rico resident individuals and who own 5 percent or more of either the total voting power or the total value of Bank Common Shares, Bank Series A Preferred Shares and Bank Series B Preferred Shares before the Merger may not be subject to current taxation under United States income tax laws if they comply with the reporting requirement in Section 6038 of the Code and enter into a gain recognition agreement with the Internal Revenue Service (the "IRS").

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. The Bank has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

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Westernbank Puerto Rico
June 30, 1999
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         2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

         3. Our opinion is intended to address only the United States federal income tax consequences to holders of Bank Common Shares, Bank Series A Preferred Shares and Bank Series B Preferred Shares and is not intended to address (nor may it be relied upon for) the tax consequences to the Bank, Holding or Interim Bank. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Bank that may be relevant to particular classes of the Bank's shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion is provided to the Bank only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by the holders of Bank Common Shares, Bank Series A Preferred Shares and Bank Series B Preferred Shares. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the


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Westernbank Puerto Rico
June 30, 1999
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Registration Statement and to the use of our name in the Registration Statement.
In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Sincerely yours,

                                          /s/ HOGAN & HARTSON L.L.P.
                                          HOGAN & HARTSON L.L.P.